CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N-2 of our report dated March 2, 2020, relating to the financial statements and financial highlights of Cliffwater Corporate Lending Fund for the period from March 6, 2019 (commencement of operations) through December 31, 2019, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm; Legal Counsel” in the Prospectus and “Independent Registered Public Accounting Firm; Legal Counsel” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Milwaukee, Wisconsin

April 27, 2020

C O H E N & C O M P A N Y , L T D .

216.579.1040 | 216.579.0111 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board